Exhibit 99.1

COMPANY CONTACT:
Ryan Bowie
Vice President and Treasurer,
Strategic Hotels & Resorts
(312) 658-5766

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 3, 2008
STRATEGIC HOTELS & RESORTS NOT TO PROCEED WITH PURCHASE OF
HOTEL DEVELOPMENT SPACE IN CHICAGO
Chicago, IL — October 3, 2008 — Strategic Hotels & Resorts, Inc. (NYSE: BEE), announced today the Company will not proceed with its previously announced contracted purchase of hotel development space at the Aqua Building, which is currently under construction and adjacent to the company’s Fairmont Chicago Hotel.
Laurence Geller, President & Chief Executive Officer, commented, “Despite the opportunities this property presents, the financial markets and economic operating environment have changed significantly since we first entered into the agreement to purchase the space in 2006. We remain committed to our thoughtful and disciplined business approach which, given the higher cost of capital, escalating total project costs and our dedication to maintaining sufficient liquidity for all market conditions, makes it imprudent for the Company to proceed at this time.”
In conjunction with the decision not to proceed with the purchase, the Company estimates it will take a one time charge of approximately $36 million in its third quarter 2008 financial results, which includes the loss of $28 million deposited in the form of a letter of credit to secure the contract and approximately $8 million in planning and development costs. As a result of this decision, capital expenditure needs will be reduced by approximately $100 million, enhancing the Company’s liquidity and capital position.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 19 properties with an aggregate of 8,347 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com.

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This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: demand for hotel rooms in our current and proposed market areas; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically; delays and cost overruns in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; costs of litigation; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.
Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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